UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

February 27, 2015

CELATOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	______000-54852 __ _ (Commission File Number)	20-2680869 (I.R.S. Employer Identification No.)

200 PrincetonSouth Corporate Center Suite 180 _______Ewing, New Jersey (Address of principal executive offices)	08628 (Zip Code)

Registrant’s telephone number, including area code: (609) 243-0123

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on February 27, 2015, Jean-Pierre Bizzari was appointed as a director of the Company. Dr. Bizzari has served as Executive Vice-President, Group Head, Clinical Oncology Development at Celgene Corporation since joining that company in 2008. Dr. Bizzari was responsible for Celgene's clinical development, operations and statistics organization, which spans the U.S., Europe and Asia/Japan. In addition, Dr. Bizzari was Chairman of Celgene's hematology oncology development committee and a member of that company's management committee. Prior to joining Celgene, Dr. Bizzari was Vice President, Clinical Oncology Development for Sanofi-Aventis. Prior to that he was Vice President, Clinical Development Oncology for Sanofi-Synthelabo and had previously held the same role for Rhone-Poulenc Rorer (Aventis). Dr. Bizzari is a member of the Scientific Advisory Board of France's National Cancer Institute and is a board member of Transgene and Halozyme Therapeutics. He received his medical degree from the University of Nice (France) and is an oncologist, having trained at La Pitie-Salpetriere hospital in Paris, followed by training at the Ontario Cancer Institute and McGill Cancer Center.

On February 27, 2015, Dr. Bizzari was granted an option to purchase 28,000 shares of the Company’s common stock at an exercise price of $2.77 per share. Dr. Bizzari will also receive the same cash and equity compensation that is paid to the other outside directors of the Company for their service as directors and as members of the board.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release Dated March 2, 2015.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Fred M. Powell
Fred M. Powell,
Vice President and Chief Financial Officer

Date: March 3, 2015

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